Exhibit 99.1

Pall Corporation Third Quarter Sales Up 10%

East Hills, NY (June 1, 2004) –– Pall Corporation (NYSE: PLL) today reported sales and earnings results for the third quarter and nine months ended April 30, 2004.

Sales for the quarter increased 10% to $463.9 million compared to $421.5 million last year. Earnings on a pro forma basis increased 5.3% to $47.0 million or 37 cents per share as compared to $44.6 million or 36 cents per share last year. The effect of foreign currency translation added $29.7 million to revenues and increased pro forma earnings per share by approximately 2 cents.

Sales for the nine months increased 11% to $1.27 billion compared to $1.14 billion last year. Pro forma earnings for the nine months increased 10.9% to $103.0 million or 81 cents per share as compared to $92.8 million or 75 cents per share last year. Foreign currency translation increased sales by $90.1 million and pro forma earnings per share by approximately 6 cents.

Eric Krasnoff, Chairman and CEO, said, “The third quarter showed a broad resurgence in our non-Aerospace Industrial businesses. Asia posted spectacular results and the Western Hemisphere shared in the industrial recovery.

The overall Industrial business in Europe outside of Aerospace also grew. Non-repeating sales related to the Iraqi conflict contributed to a drop of $7.7 million in Aerospace operating profit or 5 cents per share in the quarter.

The major investment in our CoRe (cost reduction) programs is gaining traction. I am pleased to report that S, G & A as a percentage of sales reduced by 100 basis points compared to last year and by 170 basis points sequentially. This is the last quarter to sustain substantial consulting costs related to these programs. The CoRe efforts are on track to deliver the savings expected for the fourth quarter and should build next year as manufacturing savings become more significant.

Now we will report sales in local currency starting with the Industrial segments. The third quarter showed a broad resurgence in our Industrial business with Microelectronics and the General Industrial segments posting broad gains.

Microelectronics sales increased 24½% compared to last year. Sales in Asia and the Western Hemisphere grew 31% and 25½%, respectively. In the quarter, operating profit margins were 20.4% and operating profit dollars increased 50%.

General Industrial sales grew 6%. General Industrial’s operating profit margin was 14.0% and operating profit dollars increased 23.6% to $24.2 million. Within General Industrial, Water Processing grew 29½% and its orders increased 39½%. Power Generation’s sales increased 13½% and Fuels and Chemicals grew 5%. Food and Beverage sales were flat, though orders increased 15½% over last year. Machinery and Equipment sales increased 3½% in the quarter. Excluding a tools business we sold last quarter, our base Machinery and Equipment sales grew 7%. This is another confirmation of the generally strengthening industrial landscape.

Aerospace was down 20½% with nearly all of the reduction caused by non-repeating military sales, primarily in Europe. Military Aerospace sales decreased nearly 37% while Commercial Aerospace posted modest growth. Aerospace operating margins were 20.3% in the quarter.

This adds up to an overall Industrial business sales increase of 3½%. Industrial’s operating profit margin was 16.3% with operating profit dollars increasing about 2% to $44.5 million.

Turning now to Life Sciences, sales were up 2% with good growth in Medical and the core Blood Business offset by lower sales in BioPharmaceuticals. Life Sciences operating profit margins were 21.6% and operating profit dollars were $41.4 million, up 4.3%.

Sales in Medical increased 7% with blood product sales and profits up strongly. Operating profit margins were 20.6% and operating profit dollars grew 17.8% to $19.3 million. Pall’s new eBDS Bacterial Detection System has had a positive market reception and should contribute significantly next year.

Sales in BioPharmaceuticals were down 2% as stagnation in the plasma fractionation segment and the timing of capital equipment sales offset continuing growth in Biotechnology. The BioPharmaceuticals operating profit margin was a healthy 22.6%. Overall sales are expected to improve in the current quarter.

Looking at overall sales by region, Asia continued on a torrid pace. Sales were up 18½% in the quarter following a 15½% increase last quarter and a 16% increase in the first quarter. Asia’s third quarter sales were propelled by a 13% increase in BioPharmaceuticals sales, a 22½% increase in General Industrial sales, and a 31% increase in Microelectronics sales. Sales in the Western Hemisphere grew 4% while sales in Europe declined 4½% due primarily to Aerospace.”

Looking at the company’s balance sheet Mr. Krasnoff said, “Our strong cash flow enabled us to reduce net debt by $39 million in the nine months and to repurchase $45 million of our stock in the quarter.”

Mr. Krasnoff concluded, “Orders are trending well and the company’s backlog is at an all-time high. We are confident that our expectations for the full fiscal year will be achieved. ”

Tomorrow, June 2, 2004, at 8:30 am ET, Pall Corporation will host its quarterly earnings conference call. Individuals can access the webcast on the home page of the Company’s website, www.pall.com. Listening to the webcast requires speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.

About Pall Corporation:

Pall Corporation is the leader in the rapidly growing field of filtration, separations and purification. Pall’s business is organized around two broad markets: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceuticals, transfusion medicine, semiconductors, municipal drinking water, aerospace and broad industrial markets. Total revenues are $1.6 billion. The Company headquarters are in East Hills, New York with operations in more than 30 countries. Further information is available at www.pall.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company expectations and are subject to risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company’s success in enforcing its patents and protecting its proprietary products and manufacturing techniques and its ability to achieve the savings anticipated from its cost reduction initiatives; global and regional economic conditions and legislative, regulatory and political developments; and domestic and international competition in the Company’s global markets. Additional information regarding these and other factors is available on the Web at www.pall.com and is included in the Company’s reports filed with U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at: www.sec.gov.

Management uses certain non-GAAP measurements to assess Pall’s current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing Pall’s financial position and results of operations. Pall has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of on-going operations.

PALL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands)
	APR. 30, 2004	AUG. 2, 2003

Assets

Cash and short-term investments	$192,514	$149,753
Accounts receivable, net	427,652	423,467
Inventories, net	302,300	274,442
Other current assets	98,976	90,772

Total current assets	1,021,442	938,434

Property, plant and equipment, net	591,916	600,153
Other assets	479,214	478,139

Total assets	$2,092,572	$2,016,726

Liabilities and Stockholders’ Equity

Short-term debt	$53,599	$63,791
Accounts payable, income taxes
and other current liabilities	335,161	357,705

Total current liabilities	388,760	421,496

Long-term debt	500,957	489,870
Deferred taxes and other
non-current liabilities	173,897	170,824

Total liabilities	1,063,614	1,082,190

Stockholders’ equity	1,028,958	934,536

Total liabilities and stockholders’ equity	$2,092,572	$2,016,726

PALL CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Amounts in thousands, except per share data)

	THIRD QUARTER ENDED				NINE MONTHS ENDED

	APR. 30, 2004		MAY 3, 2003		APR. 30, 2004		MAY 3, 2003

Net sales	$463,921		$421,491		$1,266,292		$1,142,223
Cost of sales	233,634		205,587		649,071		579,933

Gross profit	230,287		215,904		617,221		562,290

Selling, general and administrative expenses	147,972		138,664		423,517		384,361
Research and development	15,707		14,255		43,200		39,715
Restructuring and other charges, net	681	(a)	5,036	(b)	10,646	(a)	46,335	(b)
Interest expense, net	4,797		5,765		15,040		19,238

Earnings before income taxes	61,130		52,184		124,818		72,641
Provision for income taxes	14,616		11,829		28,780		24,045

Net earnings	$46,514		$40,355		$96,038		$48,596

Earnings per share:
Basic:	$0.37		$0.33		$0.76		$0.40

Diluted:	$0.37		$0.33		$0.76		$0.39

Average number of shares outstanding:
Basic:	126,053		123,146		125,856		122,983
Diluted:	127,190		123,891		126,960		123,745

Net earnings as reported	$46,514		$40,355		$96,038		$48,596
Restructuring and other charges, net, after pro forma tax effect	463		4,277		6,915		44,205

Pro forma earnings	$46,977		$44,632		$102,953		$92,801

Diluted earnings per share as reported	$0.37		$0.33		$0.76		$0.39
Restructuring and other charges, net	$—	(a)	$0.03	(b)	$0.05	(a)	$0.36	(b)

Pro forma diluted earnings per share	$0.37		$0.36		$0.81		$0.75

(a)	Restructuring and other charges, net for the nine months includes $11,500 (5 cents per share, after pro forma tax effect) to increase environmental reserves and $4,481 (2 cents per share, after pro forma tax effect) primarily related to the restructuring of operations in Europe and Japan (of which $681 relates to the third quarter), that were offset by a $5,335 (2 cents per share, after pro forma tax effect) adjustment to decrease a pension liability.

(b)	Restructuring and other charges, net for the nine months includes $37,600 (30 cents per share) of acquired in-process research and development and restructuring costs of $8,735 (6 cents per share, after pro forma tax effect) inclusive of $5,036 (3 cents per share, after pro forma tax effect) incurred in the third quarter.

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION (Unaudited) (Dollar Amounts in Thousands)

					% CHANGE
SALES			%		IN LOCAL
THIRD QUARTER ENDED:	APR. 30, 2004	MAY 3, 2003	CHANGE		CURRENCY

MARKET SEGMENT
INFORMATION:

Medical	$93,975	$83,985	12		7
BioPharmaceuticals	97,805	93,295	5		(2)

Total Life Sciences	191,780	177,280	8		2

General Industrial	172,476	150,050	15		6
Aerospace	42,479	51,060	(17)		(20	½)
Microelectronics	57,186	43,101	32	½	24	½

Total Industrial	272,141	244,211	11	½	3	½

Total	$463,921	$421,491	10		3

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western Hemisphere	$171,716	$164,410	4	½	4
Europe	191,928	178,536	7	½	(4	½)
Asia	100,277	78,545	27	½	18	½

Total	$463,921	$421,491	10		3

TOTAL SALES
Western Hemisphere	$221,223	$206,492
Europe	219,166	202,241
Asia	101,810	79,680
Eliminations	(78,278)	(66,922)

Total	$463,921	$421,491

OPERATING PROFIT
THIRD QUARTER ENDED:	APR. 30, 2004%		MAY 3, 2003%

MARKET SEGMENT
INFORMATION:

Medical	$19,337	20.6	$16,413	19.5
BioPharmaceuticals	22,060	22.6	23,269	24.9

Total Life Sciences	41,397	21.6	39,682	22.4

General Industrial	24,207	14.0	19,582	13.1
Aerospace	8,641	20.3	16,354	32.0
Microelectronics	11,647	20.4	7,761	18.0

Total Industrial	44,495	16.3	43,697	17.9

Subtotal	85,892	18.5	83,379	19.8
Restructuring and other charges	(681)		(5,036)
General corporate expenses	(19,284)		(20,394)
Interest expense, net	(4,797)		(5,765)

Earnings before income taxes	$61,130		$52,184

GEOGRAPHIC INFORMATION:

Western Hemisphere	$33,767	15.3	$31,801	15.4
Europe	35,517	16.2	36,996	18.3
Asia	18,694	18.4	13,858	17.4
Eliminations	(2,086)		724

Subtotal	85,892	18.5	83,379	19.8
Restructuring and other charges	(681)		(5,036)
General corporate expenses	(19,284)		(20,394)
Interest expense, net	(4,797)		(5,765)

Earnings before income taxes	$61,130		$52,184

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION (Unaudited)
(Dollar Amounts in Thousands)

SALES NINE MONTHS ENDED:	APR. 30, 2004	MAY 3, 2003	% CHANGE		% CHANGE IN LOCAL CURRENCY

MARKET SEGMENT
INFORMATION:

Medical	$249,798	$221,070	13		7	½
BioPharmaceuticals	268,886	249,010	8		—

Total Life Sciences	518,684	470,080	10	½	3	½

General Industrial	471,811	417,317	13		2	½
Aerospace	128,749	134,032	(4)		(8)
Microelectronics	147,048	120,794	21	½	14	½

Total Industrial	747,608	672,143	11		2	½

Total	$1,266,292	$1,142,223	11		3

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS
Western
Hemisphere	$472,046	$453,569	4		3	½
Europe	530,325	479,556	10	½	(3	½)
Asia	263,921	209,098	26		16	½

Total	$1,266,292	$1,142,223	11		3

TOTAL SALES
Western
Hemisphere	$605,330	$573,848
Europe	601,999	541,140
Asia	267,561	211,953
Eliminations	(208,598)	(184,718)

Total	$1,266,292	$1,142,223

OPERATING PROFIT NINE MONTHS ENDED:	APR. 30, 2004%		MAY 3, 2003%

MARKET SEGMENT
INFORMATION:
Medical	$39,978	16.0	$33,605	15.2
BioPharmaceuticals	57,109	21.2	54,480	21.9

Life Sciences	97,087	18.7	88,085	18.7

General Industrial	50,530	10.7	44,619	10.7
Aerospace	30,678	23.8	37,593	28.0
Microelectronics	26,848	18.3	19,821	16.4

Industrial	108,056	14.5	102,033	15.2

Subtotal	205,143	16.2	190,118	16.6
Restructuring and other charges	(10,646)		(46,335)
General corporate expenses	(54,639)		(51,904)
Interest expense, net	(15,040)		(19,238)

Earnings before income taxes	$124,818		$72,641

GEOGRAPHIC INFORMATION:

Western Hemisphere	$78,510	13.0	$76,477	13.3
Europe	82,934	13.8	83,994	15.5
Asia	46,187	17.3	31,509	14.9
Eliminations	(2,488)		(1,862)

Subtotal	205,143	16.2	190,118	16.6
Restructuring and other charges	(10,646)		(46,335)
General corporate expenses	(54,639)		(51,904)
Interest expense, net	(15,040)		(19,238)

Earnings before income taxes	$124,818		$72,641

Contact:
John Adamovich
Pall Corporation
Tel: (516) 801-9808

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